Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
March 4, 2004		Dorothy Brown Smith
Director, Corporate
Communication
(717) 396-5696

Investor Inquiries:
Karen Wallace
Assistant Treasurer
Investor Relations
(717) 396-6290

ARMSTRONG REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

LANCASTER, Pa. March 4, 2004—Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported fourth quarter 2003 net sales of $805.8 million that were 7.1% higher than fourth quarter net sales of $752.1 million in 2002. Excluding the favorable effects of foreign exchange rates of $36.9 million, consolidated net sales increased by 2.1%. An operating loss of $6.1 million was recorded for the fourth quarter of 2003 compared to an operating loss of $2,485.8 million in the fourth quarter of 2002.

For the year ending December 31, 2003, net sales were $3,259.0 million, an increase of 2.7% from the $3,172.3 million reported for 2002. Excluding the favorable effects of foreign exchange rates of $142.5 million, consolidated net sales decreased 1.7%. An operating loss for 2003 of $10.4 million compared to an operating loss of $2,337.3 million for 2002. During 2003, Armstrong recorded non-cash charges related to asbestos of $81 million. During the fourth quarter of 2002, Armstrong recorded a non-cash charge of $2.5 billion to increase the Company’s estimated asbestos-related liability.

During 2003, Armstrong implemented several manufacturing and organizational cost changes to improve its cost structure and enhance its competitive position. The costs for these initiatives incurred in 2003 totaled approximately $55 million, of which approximately $33 million was for accelerated depreciation. The remaining amount was primarily for severances and related inventory obsolescence.

	2003 Expenses for Cost Reduction Initiatives
(amounts in millions)	Accelerated Depreciation	Other	Total Expenses
Resilient Flooring	$7.0	$6.3	$13.3
Wood Flooring	24.6	3.6	28.2
Textiles & Sports Flooring	0.3	7.2	7.5
Building Products	—	2.1	2.1
Cabinets	0.8	—	0.8
Corporate Unallocated	—	2.8	2.8

Total Consolidated	$32.7	$22.0	$54.7

Armstrong also implemented several initiatives in 2002, primarily for reorganizing our flooring organizations in Europe. The cost of these initiatives in 2002 was approximately $2 million.

In addition to the above items, results for 2003 reflect higher raw material costs and the effects of lower sales volumes that were partially offset by lower selling, general and administrative (SG&A) costs. Pension income recorded in 2003 was $11.6 million, a decline of $27.6 million from the 2002 credit recorded of $39.2 million.

Segment Highlights for the Full Year 2003

Resilient Flooring net sales of $1,181.5 million in 2003 increased from net sales of $1,152.3 million in 2002. 2003 sales compared to 2002 were favorably impacted by $43.9 million from the translation effect of the changes in foreign exchange rates. Amendments to distributor agreements in the fourth quarter of 2002 resulted in $19.2 million of revenue recorded in 2003 for products that were shipped in the fourth quarter of 2002. Operating income of $55.9 million in 2003 declined by $8.6 million from the operating income in 2002 of $64.5 million. Charges for various cost reduction initiatives accounted for approximately $11 million of the decrease, with $7 million being associated with accelerated depreciation. Partially offsetting the negative effects of these items were operating income gains from an increase in laminate sales, and significant reductions in SG&A costs and reduced spending on advertising.

Wood Flooring net sales of $738.6 million in 2003 increased 2.7% from $719.3 million in the prior year. This increase was driven primarily by improved pricing and increased volume in certain products. An operating loss of $4.0 million was recorded in 2003 compared to operating income of $53.0 million in 2002. Approximately $40 million of the $57 million decline in operating income was due to increases in lumber costs. Also contributing to the decline were $28.2 million of expenses associated with cost reduction initiatives, of which $24.6 million was for accelerated deprecation. Partially offsetting these expenses were gains from the selling price increases and reduced expenditures in SG&A, the latter partially as an effect of the cost reduction initiatives.

Textiles and Sports Flooring net sales of $271.9 million increased in 2003 compared to $247.2 million in 2002. Excluding the translation effect of the changes in foreign exchange rates of $49.8 million, net sales decreased 8.4% due to weak European markets. An operating loss of $9.8 million in 2003 increased by $5.1 million from the operating loss of $4.7 million recorded for 2002. 2003 results include expense of $7.5 million associated with cost reduction initiatives. Partially offsetting the effects of the cost reduction expenses and lower sales volumes were reduced manufacturing expenses and SG&A expenditures.

Building Products net sales of $862.2 million in 2003 increased from $826.6 million in the prior year. Excluding the translation effect of the changes in foreign exchange rates of $48.9 million, sales decreased by 1.5%, primarily due to lower sales volume in commercial markets, partially offset by improved pricing in the U.S. commercial and residential markets. Operating income decreased to $95.2 million from operating income of $96.5 million in 2002. This decrease resulted from lower sales volume, increased energy costs, wage and salary inflation, price concessions in Europe and expense for cost reduction initiatives. Improved U.S. pricing and manufacturing cost improvements partially offset this decrease. Operating income for 2003 also benefited by approximately $4.1 million due to the translation effect of the changes in foreign exchange rates.

Cabinets net sales in 2003 of $204.8 million decreased from $226.9 million in 2002 due primarily to reductions in volume. An operating loss of $11.1 million in 2003 compared to an operating loss of $3.9 million in the prior year. The operating loss was predominantly due to the negative effects of lower volume. Partially offsetting the decline were lower selling expenses.

More details on the Company’s performance can be found in its Form 10-K, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2003, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 44 plants in 12 countries and has approximately 15,200 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events.

Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

	Three Months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Net sales	$805.8	$752.1	$3,259.0	$3,172.3
Cost of goods sold	665.1	591.7	2,597.4	2,404.5
Selling, general and administrative expenses	148.7	150.0	603.1	624.9
Charge for asbestos liability, net	—	2,500.0	81.0	2,500.0
Restructuring and reorganization charges (reversals), net	1.3	(0.2)	8.6	1.9
Equity (earnings) from affiliates, net	(3.2)	(3.6)	(20.7)	(21.7)

Operating (loss)	(6.1)	(2,485.8)	(10.4)	(2,337.3)

Interest expense (unrecorded contractual interest of $95.1, $99.9 and $100.2, respectively)	2.2	3.3	10.3	13.8
Other non-operating expense	8.7	5.6	15.7	8.2
Other non-operating income	(2.1)	(2.4)	(4.8)	(6.0)
Chapter 11 reorganization costs (reversals), net	(6.8)	4.4	9.4	23.5

(Loss) before income taxes and cumulative effect of a change in accounting principle	(8.1)	(2,496.7)	(41.0)	(2,376.8)
Income tax (benefit)	(5.9)	(868.7)	(1.7)	(827.8)

(Loss) before cumulative effect of a change in accounting principle	(2.2)	(1,628.0)	(39.3)	(1,549.0)
Cumulative effect of a change in accounting principle, net of tax of $2.2	—	—	—	(593.8)

Net (loss)	$(2.2)	$(1,628.0)	$(39.3)	$(2,142.8)

(Loss) per share of common stock, before cumulative effect of a change in accounting principle:
Basic	$(0.05)	$(40.20)	$(0.97)	$(38.25)
Diluted	$(0.05)	$(40.20)	$(0.97)	$(38.25)

(Loss) per share of common stock, cumulative effect of a change in accounting principle:
Basic	$—	$—	$—	$(14.66)
Diluted	$—	$—	$—	$(14.66)

Net (loss) per share of common stock:
Basic	$(0.05)	$(40.20)	$(0.97)	$(52.91)
Diluted	$(0.05)	$(40.20)	$(0.97)	$(52.91)

Average number of common shares outstanding:
Basic	40.5	40.5	40.5	40.5
Diluted	40.7	40.7	40.7	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions)

	Three Months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Net sales:
Resilient Flooring	$270.9	$251.9	$1,181.5	$1,152.3
Wood Flooring	206.1	188.1	738.6	719.3
Textiles and Sports Flooring	69.5	64.5	271.9	247.2
Building Products	210.5	200.2	862.2	826.6
Cabinets	48.8	47.4	204.8	226.9

Total Net Sales	$805.8	$752.1	$3,259.0	$3,172.3

Operating income (loss):
Resilient Flooring	$(1.6)	$3.4	$55.9	$64.5
Wood Flooring	(2.0)	15.8	(4.0)	53.0
Textiles and Sports Flooring	(0.9)	(1.4)	(9.8)	(4.7)
Building Products	17.2	14.7	95.2	96.5
Cabinets	(1.9)	(7.4)	(11.1)	(3.9)
All Other	(1.1)	0.2	0.3	2.1
Charge for asbestos liability, net	—	(2,500.0)	(81.0)	(2,500.0)
Unallocated Corporate (expense)	(15.8)	(11.1)	(55.9)	(44.8)

Total Operating (Loss)	$(6.1)	$(2,485.8)	$(10.4)	$(2,337.3)

Selected Balance Sheet Information

(amounts in millions)

	December 31,
	2003	2002
Assets:
Current assets	$1,358.8	$1,255.9
Property, plant and equipment, net	1,267.3	1,303.7
Other noncurrent assets	2,021.7	1,945.2

Total assets	$4,647.8	$4,504.8

Liabilities and shareholders’ equity:
Current liabilities	$415.5	$396.6
Liabilities subject to compromise	4,858.5	4,861.1
Other noncurrent liabilities	704.0	593.8
Shareholders’ equity (deficit)	(1,330.2)	(1,346.7)

Total liabilities and shareholders’ equity	$4,647.8	$4,504.8

Selected Cash Flow Information

(amounts in millions)

	Year Ended December 31,
	2003	2002
Net (loss)	$(39.3)	$(2,142.8)
Cumulative effect of a change in accounting principles, net	—	593.8
Charge for asbestos liability, net	81.0	2,500.0
Other adjustments to reconcile net (loss) to net cash provided by operating activities	79.9	(761.1)
Changes in operating assets and liabilities, net	44.2	33.6

Net cash provided by operating activities	165.8	223.5
Net cash used for investing activities	(57.2)	(104.1)
Net cash used for financing activities	(14.1)	(23.8)
Effect of exchange rate changes on cash and cash equivalents	9.8	7.0

Net increase in cash and cash equivalents	104.3	102.6
Cash and cash equivalents, beginning of year	380.0	277.4

Cash and cash equivalents, end of year	$484.3	$380.0